Exhibit 99.1
Media Contact
Adrian R. Bell
LOUD Technologies Inc.
T +1.206.310.5966
E adrian.bell@loudtechinc.com
FOR IMMEDIATE RELEASE
LOUD Technologies Inc. Announces Intention to
Voluntarily Delist Common Stock from NASDAQ
Stock Market and Terminate Registration as a
Public Company
WOODINVILLE, WA — January 15, 2009 — LOUD Technologies Inc. (NASDAQCM: LTEC) (the “Company”) today announced that it has submitted written notice to the NASDAQ Stock Market LLC (“NASDAQ”) of its intention to voluntarily delist its common stock from NASDAQ. The Company intends to file a Form 25 with the Securities and Exchange Commission (“SEC”) to effect the voluntary delisting of its common stock from NASDAQ. Prior to filing the Form 25, the Company intends to file its Form 10-Q for the third quarter of 2008 and to amend its Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the first and second quarters of 2008 to reflect management’s assessment of the Company’s internal controls and disclosure controls. The Company currently anticipates that it will complete these filings on or about January 20, 2009. The Company expects to file the Form 25 on or about January 26, 2009, although the actual filing date of the Form 25 may be delayed if there is a delay in the filing of the Company’s Form 10-Q for the third quarter of 2008 or the amendments to the Company’s 2007 Form 10-K or its Form 10-Qs for the first and second quarters of 2008. Delisting from NASDAQ will become effective 10 days after the filing date of the Form 25, at which time the Company’s common stock will cease to trade on NASDAQ. Subsequently, the Company intends to file a Form 15 with the SEC to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Company anticipates the termination of registration will become effective 90 days following the filing of the Form 15 with the SEC.

However, the Company’s obligation to file certain periodic reports and forms with the SEC will immediately be suspended upon filing of the Form 15.
Following the effectiveness of the Form 25 filing, the Company’s common stock may be quoted over-the-counter on the Pink Sheets LLC if market makers commit to make a market in the Company’s shares. Pink Sheets LLC is an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell shares of issuers. However, the Company can provide no assurance that trading in its common stock will continue on the Pink Sheets or otherwise.
In deciding to delist the Company’s common stock from NASDAQ and deregister its common stock under the Exchange Act, the Board of Directors concluded that the costs of maintaining its listing on NASDAQ and remaining a public company outweigh the benefits to the Company and its shareholders on continued NASDAQ listing and Exchange Act registration. Among the factors the Board considered were:
•	the costs, and expenses, both direct and indirect, associated with the Company’s stock being listed on NASDAQ and compliance with its obligations under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the substantial management time and effort required to maintain NASDAQ listing of the Company’s stock and Exchange Act registration, which would be better spent implementing the Company’s goals and strategies;

•	the limited trading volume and liquidity of the Company’s stock on the NASDAQ;

•	the likelihood that the Company will fail to meet the NASDAQ financial tests for continued listing of its common stock under NASDAQ Rule 4310(c)(3)(C), in any event, based on its financial results for 2008; and

•	the lack of analyst coverage for the Company’s stock.
As previously disclosed in the Company’s press release on November 24, 2008 and its Current Report on Form 8-K filed with the SEC on that date, the Company received notice from NASDAQ that it is currently out of compliance with the requirements for continued listing under NASDAQ Rule 4310(c)(14) because it did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 by the prescribed due date.
With respect to the Company’s delisting and deregistration, Rodney E. Olson, Chief Executive Officer of the Company, stated: “The burden in time and costs associated with public reporting obligations have a real effect on our results. In addition, due to our small market capitalization, we have not enjoyed many of the benefits traditionally associated with a NASDAQ listing and Exchange Act registration. Our Board believes that shareholder value is best served through reducing costs and focusing on our business plan rather than maintaining our current public reporting status and NASDAQ listing.”
Additional Information
LOUD Technologies Inc. (“LOUD”) is one of the world’s largest professional audio and musical instrument product companies. Through its industry-leading brands Alvarez, Ampeg, Crate, EAW, Mackie, Martin Audio and TAPCO, LOUD produces and distributes a wide range of loudspeakers, analog and digital mixers, commercial audio systems, guitars and guitar and bass amplifiers. LOUD’s brands may be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches, nightclubs and retail locations, and on major musical tours.
Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements describe the Company’s beliefs concerning future events or business conditions, and the outlook of the Company based on currently available information and assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
For more information please contact: LOUD Technologies Inc. — 16220 Wood-Red Road N.E. — Woodinville, WA 98072 — Phone: (425) 487-4333 — Fax: (425) 487-4337 — Internet: www.loudtechinc.com.
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